Exhibit (d)(4)(c)

PACIFIC FUNDS
AMENDMENT TO THE FUND MANAGEMENT AGREEMENT

     The Fund Management Agreement (the “Agreement”) made the 3rd day of April, 2002 by and among Pacific Life Insurance Company (“Investment Adviser”), a California corporation, Janus Capital Management LLC (“Fund Manager”), a Delaware limited liability company, and Pacific Funds, a Delaware statutory trust (“Trust”), is hereby amended to add the provisions set forth below (together the “Amendment”), which is made this 22nd day of July, 2004.

     In consideration of the renewal of the premises, the promises, and the mutual covenants contained in the Agreement and the good and fair consideration paid in connection with that Agreement.

Section 2 of the Agreement, Fund Manager Duties, is amended to add the following:

A1. Fund Manager will assist the Investment Adviser, the Trust, and any of its or their trustees, directors, officers, and/or employees in complying with the provisions of the Sarbanes-Oxley Act of 2002 to the extent such provisions relate to the services to be provided by, and the obligations of, the Fund Manager hereunder. Specifically, and without limitation to the foregoing, the Fund Manager agrees to provide certifications to the principal executive and financial officers of the Trust (the “Certifying Officers”) that correspond to and/or support the certifications required to be made by the Certifying Officers in connection with the preparation and/or filing of the Trusts’ Form N-CSR, shareholder reports, financial statements, and disclosure documents, in such form and content as agreed to by the parties.

A2. The Fund Manager and its affiliated persons are permitted to enter into transactions with the other funds of the Trust and affiliated persons of those other funds of the Trust (collectively, the “Other Funds”). In doing so, the Fund Manager is prohibited from consulting with the Investment Adviser or the fund managers of these Other Funds concerning securities transactions of the Funds except for the purpose of complying with the conditions of Rule 12d 3-1(a) and (b) under the Investment Company Act of 1940.

A3. Fund Manager will exercise voting rights on portfolio securities held by a Fund in accordance with written policies and procedures adopted by the Fund Manager, which may be amended from time to time, and which at all times shall comply with the requirements under proxy voting rules and the guidance provided in Investment Company Act Release No. 25922 (Jan 31, 2003) (the “Adopting Release”) and other applicable authority of the SEC and its staff as may be issued from time to time, including, without limitation, (i) the requirement that such policies and procedures address how a Fund will determine how to vote when a matter presents a conflict of interest; and (ii) proxy record keeping procedures; (collectively, “Proxy Voting Policies and Procedures”). The Fund Manager shall vote proxies on behalf of each Fund in a manner deemed by the Fund Manager to be in the best interests of each Fund pursuant to the Fund Manager’s written Proxy Voting Policies and Procedures. The Fund Manager shall report to the Investment Adviser in a timely manner, a record of all proxies voted in accordance with the form and format required under the Adopting Release or as the Investment Adviser may reasonably request. The Fund Manager shall certify at least annually or more often as may reasonably be requested by the Investment Adviser, as to its compliance with its own proxy procedures, the Adopting Release, and other applicable authority of the SEC and its staff, if any.

     Fund Manager acknowledges and agrees that the Trust may provide a description of the Fund Manager’s Proxy Voting Policies and Procedures and may disclose the voting record of each Fund, as required under the proxy voting rules.

A4. Fund Manager agrees to pay to the Trust the cost of generating a prospectus supplement, which includes preparation, filing, printing, and distribution (including mailing) of the supplement, if the Fund

Manager makes any changes that require immediate disclosure in the prospectus by supplement, including changes to its structure, to investment personnel, to investment style or management, or otherwise, and at the time of notification to the Trust by the Fund Manager of such changes, the Trust is not generating a supplement for other purposes or the Trust does not wish to add such changes to a pending supplement. However, such Changes will not be unreasonably withheld from a pending supplement.

Section 20 of the Agreement, GENERAL, is amended to add the following:

B. Notwithstanding anything herein to the contrary, except as reasonably necessary to comply with applicable securities laws, each party to this contract may disclose to anyone any information with respect to the United States federal income tax treatment or tax structure of the transactions contemplated hereby.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed as of the day and year provided above for the Amendment.

PACIFIC LIFE INSURANCE COMPANY

By:	/s/ Glenn S. Schafer	By:	s/s Audrey L. Milfs

Name:	Glenn S. Schafer	Name:	Audrey L. Milfs

Title:	President	Title:	Secretary

JANUS CAPITAL MANAGEMENT LLC

By:	s/s Bonnie M. Howe

Name:	Bonnie M. Howe

Title:	Vice President

PACIFIC FUNDS

By:	/s/ Glenn S. Schafer	By:	s/s Audrey L. Milfs

Name:	Glenn S. Schafer	Name:	Audrey L. Milfs

Title:	President	Title:	Secretary